EXHIBIT 99.1


On January 30, 1998, the Registrant issued the following press release:


                 "PYR ENERGY REPORTS STATUS OF PRIVATE PLACEMENT


DENVER -- PYR Energy Corporation (OTC EBB: PYRX) today announced that the previously reported letter of intent concerning a private placement to issue up to 2,100,000 shares of its common stock at $1.25 per share has been indefinitely suspended. The proposed investors have informed the Company that due exclusively to generally negative market conditions in the oil and gas industry and the performance of a previous investment in another company, they will be unable to complete the private placement at this time.

D. Scott Singdahlsen, PYR Energy President said, "As a development stage company, we are constantly seeking sources for capital. However, we are confident that even in the absence of outside equity investment, we will be able to fund our short-term exploration efforts through a combination of existing internal funds and industry joint ventures. PYR remains on schedule with its ongoing exploration program in the San Joaquin Basin of California where we expect to drill our first exploratory test well in the second quarter of calendar 1998."

PYR  Energy   Corporation   applies  advanced  3-D  seismic  and  computer-aided
exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."